Exhibit 10.15

NEWKIRK REALTY TRUST, INC.

7 Bulfinch Place

Suite 500

Boston, MA 02114

August 5, 2005

To Each of the Entities Listed on Schedule 1 hereto

Re:          Initial Public Offering of Newkirk Realty Trust, Inc.

Gentlemen:

The following sets forth the agreements between (i) Newkirk Realty Trust, Inc. (the “Corporation”), (ii) Apollo Real Estate Investment Fund III, L.P. (“Apollo”), (iii) The Newkirk Master Limited Partnership (the “MLP”), (iv) NKT Advisors LLC (“NKT”), (v) Vornado Realty Trust, Vornado Realty L.P., VNK Corp., Vornado Newkirk LLC, and Vornado MLP GP LLC (collectively, “Vornado”), and (vi) WEM-Brynmawr Associates LLC (“WEM”) with respect to the transactions contemplated by, and related to, the initial public offering by the Corporation of its common stock (the “IPO”), all as more fully described in the Corporation’s Registration Statement on Form S-11 which is attached hereto as Exhibit A (the “Registration Statement”).  In this regard, the Corporation, Apollo, NKT, Vornado and WEM agree, as applicable, to (i) consent to the following transactions in the form in which they are described either below or in the attached Form S-11 and/or (ii) enter into definitive documentation reasonably acceptable to each of them and their counsel to affect each of the following transactions, which are more particularly described in the Registration Statement:

1.             Sale of MLP Units.

a.             By Vornado.  Vornado shall not sell, nor shall the Corporation purchase, any units of limited partnership interest in the MLP held by Vornado in connection with the IPO or in connection with the expected tender offer to be made by the Corporation for units of limited partnership interest in the MLP within 90 days after the closing of the IPO for a number of units of limited partnership interest in the MLP no greater than one percent of the outstanding units of limited partnership interests (excluding any units held by the Corporation) (the “Tender Offer”).

b.             By Apollo.  Simultaneous with the closing of the IPO, the Corporation shall purchase directly from Apollo and its affiliates units of limited partnership interest in the MLP having a value, based on the IPO price, equal to $145 million less one percent of the valuation of the MLP, plus an additional number of units equal to the net proceeds to the Corporation from the exercise of the underwriters over-allotment option, if any, divided by the IPO price.  Apollo shall have the right to sell additional units of limited partnership interest in the Tender Offer to the extent that the Tender Offer is not fully subscribed.

c.             By WEM.  Simultaneous with the closing of the IPO, the Corporation shall purchase directly from WEM units of limited partnership interest in the MLP having a value, based on the IPO price, of $5,000,000.  WEM shall not sell any units of limited partnership interest in the Tender Offer.

1b.           Adjustment to MLP Units.  Each unit of limited partnership interest in the MLP held by each of the limited partners on the date of closing of the IPO will have the same value with respect to the assets of the MLP as each share of common stock of the Corporation.

2.             Sale of Corporation Common Stock to First Union.  Simultaneous with the closing of the IPO, the Corporation shall sell in a transaction exempt from the registration requirement of the Securities Act of 1933, as amended (the “Securities Act”), to First Union Real Estate Equity and Mortgage Investments (“First Union”) a number of shares of the Corporation’s common stock equal to $50,000,000 divided by the IPO price.

3.             Assignment of Exclusivity Rights.    Simultaneous with the closing of the IPO, the Corporation shall acquire from First Union an assignment of the exclusivity rights that First Union holds with respect to Michael Ashner pursuant to an Exclusivity Agreement between First Union and Michael Ashner (the “Exclusivity Agreement”) but solely as they relate to Net Lease Assets (the “Exclusivity Assignment”), and Michael Ashner shall consent to such Exclusivity Assignment.  As defined, Net Lease Assets means (i) a property that is either (a) triple net leased or (b) where a tenant leases at least 85% of the rentable square footage of the property and, in addition to base rent, the tenant is required to pay some or all of the operating expenses for the property, and, in both (a) and (b) the lease has a remaining term, exclusive of all unexercised renewal terms, of more than 18 months, (ii) management agreements and master leases with terms of greater than three years where a manager or master lessee bears all operating expenses of the property and pays the owner a fixed return, (iii) securities of companies including, without limitation, corporations, partnerships and limited liability companies, whether or not publicly traded, that are primarily invested in assets that meet the requirements of clauses (i) and (ii), and (iv) all retenanting and redevelopment associated with such properties, agreements and leases, and all activities incidental thereto.

The Corporation shall acquire the Exclusivity Assignment in exchange for the issuance of a number of shares of the Corporation’s common stock equal to $20,000,000 divided by the IPO price, 50% of which shall be immediately vested with the balance (the “Restricted Shares”) vesting ratably over 36 months on a monthly basis.  All of the Restricted Shares shall be entitled to voting rights and to receive dividends.  The unvested portion of the Restricted Shares shall be subject to forfeiture by First Union (the “Forfeiture Events”) if:  (i) the Advisory Agreement (as hereinafter defined) is terminated by the Corporation for cause; (ii) Michael Ashner dies or becomes disabled unless the other members of NKT’s senior management remain in their positions; or (iii) Michael Ashner resigns as an officer and director of both the Corporation and NKT.  Conversely, all of the Restricted Shares shall become immediately vested if:  (i) the Corporation terminates the Advisory Agreement other than for cause; or (ii) NKT terminates the Advisory Agreement following a breach of a material term of the Advisory Agreement that is not timely cured.

The Exclusivity Assignment shall immediately be deemed terminated and revert back to First Union (the “Exclusivity Termination Event”) upon (i) a Forfeiture Event other than as a result of the death or disability of Michael Ashner, or (ii) the termination or non-renewal of the Advisory Agreement for any reason.

4.             Restrictions on Transferability of Units in the MLP and Common Stock in the Corporation.

a.             Vornado.  Vornado shall not be permitted to sell, transfer, pledge, redeem or otherwise dispose of its units in the MLP for a period of one-year from the date of the IPO.

b.             Apollo.  Except as contemplated by Paragraph 1b and as provided in Paragraph 4e, Apollo shall not be permitted to sell, transfer, pledge, redeem or otherwise dispose of its units in the MLP for a period of one-year from the date of the IPO; provided, however, Apollo shall be permitted to pledge its MLP units and/or shares of common stock in the Corporation in connection with a loan to have a principal amount no greater than 35% of the value of all shares of the Corporation’s common stock and MLP units (based on the IPO price of the Corporation’s common stock) held by Apollo.

c.             WEM.  Except as contemplated by Paragraph 1c, WEM shall not be permitted to sell, transfer, pledge, or otherwise dispose of its units in the MLP for a period equal to the earlier of (i) four-years from the date of the IPO or (ii) at such time as NKT is no longer providing advisory services to the Corporation except if the Advisory Agreement is terminated by NKT after the initial three-year term for any reason other than a material breach by the Corporation; provided, however, in no event shall such period be less than one-year from the date of the IPO.  In addition, WEM shall not be permitted to redeem its units in the MLP for a period of one-year from the date of the IPO.

d.             First Union.  First Union shall not be permitted to sell, transfer, pledge, redeem or otherwise dispose of its shares of common stock in the Corporation for a period equal to the earlier of (i) three-years from the date of the Corporation’s initial public offering or (ii) at such time as NKT is no longer providing advisory services to the Corporation; provided, however, in no event shall such period be less than one-year from the date of the Corporation’s initial public offering; provided, however, after one-year from the date of the IPO, First Union shall be permitted to pledge its shares of common stock in the Corporation in connection with a loan to have a principal amount no greater than 35% of the value of all shares of the Corporation’s common stock (based on the IPO price of the Corporation’s common stock) held by First Union.

e.             Permitted Sales.  Notwithstanding anything herein to the contrary, during the period of one-year from the date of the IPO, Apollo shall be permitted to sell their interests in the MLP subject to the publicly traded partnership rules to the Corporation, Vornado, WEM and First Union provided that (i) no more than four sales may be made by Apollo during such period, (ii) each sale must be for not less than 1.25 million units, (iii) such units are first offered to the Corporation, (iv) if the Corporation elects not to purchase such units, such units are then offered to Vornado, WEM and First Union and its affiliates in proportion to their respective beneficial ownership interests in the Corporation (assuming any units of limited partnership interest in the MLP held by such parties are redeemed for common shares of the Corporation), and (iii) the per unit purchase price for such units is the greater of (x) the IPO price or (y) the average closing price of the Corporation’s common stock for the ten day period immediately preceding the sale less, in either case, customary sales costs and discounts.  To the extent that any of First Union, Vornado or WEM acquire any units of limited partnership interest in accordance with this Paragraph 4e, each of Apollo, First Union, Vornado or WEM agree to take such action as is necessary, subject to any fiduciary duty, to cause the Corporation to grant a waiver from its excess share provision set forth in its Articles of Incorporation to enable such party(ies) to acquire such units, subject to the limitation, which may be waived if deemed advisable, that no one equityholder of such party shall be deemed to own more than 8.9% of the outstanding common stock.

5.             Waivers.

a.             Vornado.  The Corporation shall grant Vornado and its affiliates an irrevocable waiver from the Corporation’s excess share provision set forth in its Articles of Incorporation enabling Vornado to own at any time up to 22.5% of the Corporation’s common stock (determined in accordance with Paragraph 5e), or such lesser amount as is required from time to time under applicable rules of the Internal Revenue Code, provided that no one equityholder of Vornado is deemed to own more than 8.9% of the outstanding common stock of the Corporation.  Vornado shall receive at closing of the IPO an opinion of counsel to the Corporation with respect to the valid, binding and enforceable nature of the waiver.  The MLP and the Corporation represent and warrant to Vornado that upon consummation of the IPO, Vornado’s units in the MLP will not represent more than 20% of the Corporation’s common stock, such percentage determined in accordance with Section 5e.  The parties hereto agree that Vornado may transfer its interest in the MLP to and among wholly-owned subsidiaries of Vornado for tax planning purposes, including taxable REIT subsidiaries, subject to publicly traded partnership restrictions.

b.             Apollo.  The Corporation shall grant Apollo and its affiliates an irrevocable waiver from the Corporation’s excess share provision set forth in its Articles of Incorporation at a level not less than the percentage required to enable Apollo to have all of its units of limited partnership interest in the MLP owned upon consummation of the IPO redeemed for shares of the Corporation’s common stock (determined in accordance with Paragraph 5e), or such lesser amount as is required from time to time under applicable rules of the Internal Revenue Code, provided that no one equityholder of Apollo is deemed to own more than 8.9% of the outstanding common stock of the Corporation.  Apollo shall receive at the closing of the IPO an opinion of counsel to the Corporation with respect to the valid, binding and enforceable nature of the waiver.

c.             WEM.  The Corporation shall grant WEM and its affiliates an irrevocable waiver from the Corporation’s excess share provision set forth in its Articles of Incorporation at a level not less than the percentage required to enable WEM to have all of its units of limited partnership interest in the MLP owned upon consummation of the IPO redeemed for shares of the Corporation’s common stock (determined in accordance with Paragraph 5e), or such lesser amount as is required from time to time under applicable rules of the Internal Revenue Code, provided that no one equityholder of

WEM is deemed to own more than 8.9% of the outstanding common stock of the Corporation.

d.             First Union.  The Corporation shall grant First Union and its subsidiaries an irrevocable waiver from the Corporation’s excess share provision set forth in its Articles of Incorporation enabling First Union to own at any time up to 17.5% of the Corporation’s common stock (determined in accordance with Paragraph 5e), or such lesser amount as is required from time to time under applicable rules of the Internal Revenue Code, provided that no one equityholder of First Union is deemed to own more than 8.9% of the outstanding common stock.  First Union shall receive at closing of the IPO an opinion of counsel to the Corporation with respect to the valid, binding and enforceable nature of the waiver.

e.             Fully Diluted Basis. The percentage of common stock of the Corporation held by a person for purposes of the waivers to be granted pursuant to this Section 5 shall be the percentage obtained by dividing (a) the sum of (i) the number of outstanding shares of common stock of the Corporation held by such person plus (ii) the number of shares of common stock of the Corporation that may be obtained upon redemption of such person’s outstanding units of limited partnership interest of the MLP pursuant to the terms of the MLP partnership agreement, whether or not such units are then redeemed or redeemable by (b) the sum of (1) the total number of outstanding shares of common stock of the Corporation and (2) the total number of shares of common stock of the Corporation that may be obtained upon redemption of all outstanding units of limited partnership interest of the MLP pursuant to the terms of the MLP partnership agreement, whether or not such units are then redeemed or redeemable.  For example purposes only, if there are 75,000,000 shares of common stock outstanding and 25,000,000 units of limited partnership interest issued and outstanding that are held by limited partners that are redeemable (even if then subject to a lock-up) into common stock of the Corporation, Vornado’s waiver would entitle it to hold up to 22,500,000 shares of the Corporation’s common stock at such time, assuming that at such time it does not hold any units of the MLP redeemable for common stock of the Corporation, whether or not any other units have been redeemed or additional shares of the Corporation’s common stock have been issued prior to such redemption

22.5% x (75,000,000 + 25,000,000) = 22,500,000

and First Union’s waiver would entitle it to hold up to 17,500,000 shares of the Corporation’s common stock at such time, assuming that at such time it does not hold any units of the MLP redeemable for common stock of the Corporation, whether or not any other units have been redeemed or additional shares of the Corporation’s common stock have been issued prior to such redemption.

17.5% x (75,000,000 + 25,000,000) = 17,500,000.

6.             Board and Board Representation.  Vornado shall have the right to designate one person to be a member of the Board of Directors of the Corporation during the period from the date of the closing of the IPO to the date that is six months from the closing of the IPO (the “Appointment Period”), subject to the underwriters consent to such person (such person, the

“Vornado Designee”).  Such underwriters’ consent shall only be applicable to the Vornado Designee if such designee is appointed at the time of consummation of the IPO.  At such time as the Vornado Designee is appointed to the Board of Directors of the Corporation, the number of members of the Board of Directors of the Corporation shall be 11, with seven such members being “independent directors” as defined by the rules of the primary exchange on which the Corporation’s common stock is then listed.

7.             [intentionally omitted]

8.             Issuance of Preferred Voting Stock.  The Corporation shall issue to NKT a Preferred Voting Stock.  The Preferred Voting Stock shall entitle NKT to a number of votes on any matter submitted to the holders of common stock of the Corporation equal to the number of Class A Units then outstanding (units in the MLP held by limited partners in the MLP (other than the Corporation) on the date of the closing of the Corporation’s initial public offering less any such Class A Units that are redeemed by the MLP or acquired by the Corporation).  Pursuant to the Advisory Agreement, NKT shall be required to:  (i) seek the vote of the holders of the Class A Units on the matter being submitted to the Corporation’s holders of common stock; (ii) vote the Preferred Voting Stock in proportion to the votes submitted by the holders of the Class A Units, provided, however, to the extent that any holder of Class A Units relinquishes its right to vote its Class A Units, NKT shall have the right to include the Class A Units relinquished in determining how to vote the Preferred Voting Stock in such manner as the managing member of NKT deems advisable in its sole discretion;  (iii) agree with the Corporation that the holders of MLP Class A Units shall be third party beneficiaries of the agreement by NKT to seek the vote of the holders of the Class A Units, entitled to enforce such agreement directly against NKT and the Corporation and NKT hereby agrees to pay the costs and expenses of the holders of Class A Units in the event they successfully litigate their right to enforce such agreement and that such agreement shall be enforceable.  The Corporation and NKT agree that they shall be precluded from asserting that the agreement by NKT is not valid, binding and enforceable.

Notwithstanding the foregoing, so long as Vornado has the right to appoint the Vornado Designee or an affiliate of Vornado is a member of the Corporation’s Board of Directors, Vornado hereby relinquishes its right to vote its proportionate share of the Preferred Voting Stock in the election of the Corporations directors (but only in such elections); provided, however, that in the event that Vornado neither has such right nor an affiliate on the Corporation’s Board, Vornado shall be given the right to vote its proportionate share of the Preferred Voting Stock for the election of the Corporation’s directors but only to the extent such vote shall not permit Vornado to vote in excess of 9.9% of the Corporation’s outstanding voting stock having the right to vote in such elections.

The Corporation and NKT further agree to stipulate in any such court that the Corporation and NKT are bound by such agreement and are precluded from making any assertion to the contrary.  For example purposes, if at the closing date of the initial public offering there are 30,000,000 Class A Units outstanding and at the time of a vote sought by the Corporation of its holders of common stock 5,000,000 of such Class A Units had been redeemed, the Preferred Voting Shares would be entitled to 25,000,000 votes.  If, of the 25,000,000 Class A Units outstanding, 15,000,000 elected to vote in favor of the proposal submitted to the holders of common stock of the Corporation, 5,000,000 elected to vote against the proposal submitted to the holders of common stock of the Corporation and 5,000,000 did not indicate their vote, NKT would vote 18,750,000 (75% of 25,000,000) of the Preferred Voting Shares for the proposal and 6,250,000 (25% of 25,000,000) against the proposal.

9.             Advisory Agreement.  The Corporation agrees to retain NKT as its advisor, and NKT agrees to serve as the Corporation’s advisor, all on such terms and conditions set forth in an advisory agreement (the “Advisory Agreement”) which shall incorporate the provisions outlined under the heading “OUR ADVISOR AND THE ADVISORY AGREEMENT; EXCLUSIVITY ARRANGEMENT” in the Registration Statement.

10.           Investment in NKT.  Simultaneous with the closing of the IPO, Vornado shall be admitted as a 20% non-managing member and FUR Holdings LLC shall be the 80% managing member of NKT.  This 20% interest shall entitle Vornado to all of the rights of a non-managing member of NKT, which shall include  (x) 20% of all base asset management fees paid or payable to NKT under the Advisory Agreement annually and (y) 20% of all incentive management fees earned under the terms of the Advisory Agreement.  Vornado will also be allocated income and loss from NKT proportional to the distributions received.  In no event shall NKT be permitted to pledge, transfer, sell, or assign (including, but not limited to, by way of a securitization transaction) any of its assets without Vornado’s consent, which consent may be withheld in Vornado’s sole discretion.  Vornado acknowledges that (i) NKT will enter into a subadvisory contract with Winthrop Financial Associates or another affiliate of Michael Ashner for a fee not to exceed $4,200,000 (subject to an annual consumer price index increase) and its distributions provided for in clause (x) above will be after any such payments and (ii) First Union will receive 80% of all incentive management fees (which 80% would otherwise be allocable to FUR Holdings LLC) earned under the terms of the Advisory Agreement.  The parties hereto agree that Vornado shall be entitled to assign its interest in NKT to a wholly-owned subsidiary, including a taxable REIT subsidiary, for tax planning purposes.  For example purposes only, if during the calendar year the Corporation pays to NKT $5,000,000 in base management fee and $1,000,000 in incentive management fee and the amount payable by NKT to Winthrop Financial Associates under the subadvisory agreement was $4,200,000, then:

(i)            Vornado would be allocated $160,000 of base management fee [($5,000,000 – $4,200,000) x 20%] and $200,000 of incentive management fee ($1,000,000 x 20%);

(ii)           FUR Holdings would be allocated $640,000 of base management fee [($5,000,000 – $4,200,000) x 80%] and none of the incentive management fee;

(iii)          First Union would receive $800,000, which is the incentive management fee otherwise allocable to FUR Holdings ($800,000 x 20%).

11.           MLP Partnership Agreement.  Each party hereto that holds units of limited partnership interest in the MLP shall consent to an amendment and restatement of the limited partnership agreement of the MLP to reflect such changes thereto as are necessary to (i) admit the Corporation as the general partner of the MLP, (ii) consent to the withdrawal of MLP GP LLC as the general partner of the MLP, (iii) effect a unit split such that each unit of limited partnership interest in the MLP will have the same value with respect to the assets of the MLP as each share of common stock of the Corporation and that each unit existing on the date of this agreement shall be treated consistently in such unit split with each other unit and (iv) such other provisions as are necessary to effect the agreements set forth herein and as are customary for limited partnerships in an umbrella partnership real estate investment trust (UPREIT) structure, which agreement shall be in substantially the form and substance attached hereto as Exhibit B, with such modifications thereto as are necessary to reflect the agreements provided for in the letter agreement; provided, that if the Offering Funding provision and provisions related thereto that would have the effect of delaying a redemption date beyond the 10th Business Day after receipt by the Corporation of a Notice of Redemption (as defined in the agreement of the MLP)  including, but not limited to, the provisions of clauses (i), (ii) and (iii) of the definition of “Specified Redemption Date” ]but in the case of the inapplicability of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), only to the extent that HSR is deemed by the staff of the Premerger Notification Office of the Federal Trade Commission not to be applicable to acquisitions of voting stock of real estate investment trusts by other real estate investment trusts or another exemption therefrom is not available] are included in the agreement of the MLP to be signed upon closing of the IPO, then the Corporation and the MLP shall agree that the Offering Funding option and provisions related thereto shall not be applicable to Vornado.

12.           Conditions.  The foregoing agreements are subject to the satisfaction of the following conditions:

a.             Agreement by First Union.  First Union shall agree to the terms of Paragraphs 2, 3, 4d, 4e, and 5d hereof.

b.             Acquisition of First Union Common Stock.  First Union shall agree to sell to Vornado or its wholly-owned subsidiary, and Vornado or its subsidiary shall agree to purchase from First Union, a number of shares of First Union’s common shares of beneficial interest equal to the lesser of (i) 9.9% of the outstanding common shares (after giving effect to such issuance) or (ii) 4,000,000, in each case for a purchase price of $4.00 per share so long as subsequent to the date of its most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and assuming its compliance with the applicable statutes, rules and regulations, hereof, First Union shall not have experienced a material adverse change in its business, financial condition, results of operations, cash flows or prospects.  First Union shall agree to provide reasonable advance notice of any plan or agreement to repurchase First Union common shares if such repurchase could cause the ownership interest of Vornado in the common shares to exceed 9.9% of the outstanding common shares.  First Union shall also be required to agree that Vornado shall be entitled to assign its interest in First Union to a wholly-owned subsidiary, including a taxable REIT subsidiary, for tax planning purposes.  The closing of the transaction shall occur on the earlier of the date of closing of the IPO or March 31, 2006; provided, however, First Union shall have the right to terminate the agreement if the IPO is not consummated by March 28, 2006.  In connection with such sale, First Union shall also grant to Vornado a waiver from its excess share provision in its by-laws or otherwise permit Vornado to own and hold such shares.  The agreement shall provide, among other things, for the delivery to Vornado of an opinion of counsel of First Union with respect to the validity of the common shares issued, the validity and enforceability of the waiver of First Union’s excess share provision, and the effectiveness of the registration statement of First Union pursuant to which the common shares are delivered and, to the extent requested by Vornado, such other reasonable deliveries by First Union and its counsel as are made in connection with a typical underwritten offering of common stock (other than with respect to a “comfort letter” from the company’s independent registered public accounting firm) including a letter from First Union’s counsel stating that they are not aware of any material misstatement or omission in the information included or incorporated by reference in the registration statement of First Union pursuant to which the common shares are delivered.  First Union and Vornado shall enter into an agreement providing for the ability of Vornado to dispose of such common shares in an underwritten offering pursuant to an effective registration statement so long as (i) Vornado then holds the 4,000,000 shares acquired or, if less, 10% of the outstanding shares of First Union’s common shares of beneficial interest; (ii) Vornado pays all out-of-pocket costs associated with such registration statement; and (iii) if requested by KIMCO Realty Corp. (“KIMCO”), 1,000,000 common shares of beneficial interest in First Union held by KIMCO are included in the registration statement provided that KIMCO pays its proportionate share of such costs billed to Vornado.

c.             Effectiveness of the Registration Statement.  The Registration Statement shall have been declared effective by the Securities and Exchange Commission.

d.             Listing of Common Stock.  The Corporation’s shares of common stock shall have been listed on the New York Stock Exchange, the American Stock Exchange, NASDAQ or any comparable exchange.

e.             Registration Rights Agreements.  Each of Vornado, Apollo, First Union and WEM shall have entered into a Registration Rights Agreement with the Corporation providing for the registration of their respective shares of common stock acquired in connection with the transactions contemplated hereby or upon the conversion of units of limited partnership interest in the MLP held upon consummation of the transactions contemplated hereby, in each case in form and substance reasonably acceptable to the parties and each other and consistent with transactions of the nature provided for herein.

f.              Opinion of Katten Muchin Rosenman LLP.  Vornado shall have received an opinion from Katten Muchin Rosenman LLP, in form and substance reasonably acceptable to Vornado and its counsel, to the effect that the transactions being consummated at the time of the IPO, in the manner described in the Registration Statement, either have been registered under the Securities Act or do not require registration under the Securities Act due to the existence of a valid exemption from such registration requirement.

g.             Opinion of Ballard Spahr.  Vornado shall have received an opinion from Ballard Spahr, in form and substance reasonably accept to Vornado and its counsel, limited solely to matters of Maryland corporation law, to the effect that the Preferred Voting Stock may be voted by NKT in the manner and at the times described in the Registration Statement and that the agreement between the Corporation and NKT to provide that NKT shall seek the vote of the holders of the Class A Units on the matter being submitted to the holders of Corporation’s common stock.

h.             Ashner.  Michael Ashner shall confirm to the Corporation that the Exclusivity Assignment together with the Advisory Agreement includes any opportunities relating to Net Lease Assets (other than assets then owned by First Union or Winthrop Financial Associates) that are generated by him or offered to him in any capacity.  In addition, Ashner shall confirm that if First Union terminates the Exclusivity Agreement but the Exclusivity Assignment would not otherwise be terminated, the exclusivity rights assigned in the Exclusivity Assignment shall become a direct obligation between Michael Ashner and the Corporation; provided, that such exclusivity may be terminated upon an Exclusivity Termination Event.

i.              Other Opinions.  If requested by a party, such party shall have received such other opinions from counsel to the other parties hereto with respect to the due authorization, execution and delivery, no conflicts, and the valid, binding and enforceable nature of agreements by or against the other parties hereto, but only to the extent (i) such agreements are described in the Registration Statement or this agreement and (ii) the requesting party and at least one other party hereto are party to such agreement.

j.              First Union REIT Requirement.  First Union shall agree to the provisions of Schedule 2 hereto.

13.           Representation and Warranty.  Except as disclosed in the Registration Statement or in this agreement, each party hereto represents and warrants to each other party hereto that with respect to itself and its respective executive officers, none of them have any interest in the transactions described in the Registration Statement or in the Corporation or the MLP.

14.           Publicly Traded Partnership and REIT Provisions.  The Corporation and the MLP shall comply with the provisions of Schedule 3 hereto.

15.           Reliance.  The parties hereto acknowledge that the Corporation, in reliance on the agreements set forth herein, will file with the Securities Exchange Commission the Registration Statement and agree to diligently pursue the consummation of any additional documentation that may be reasonably required to effect the agreements set forth herein.

[signatures on following pages]

Please sign in the space indicated below to acknowledge your agreement to the foregoing.

NEWKIRK REALTY TRUST, INC.

By	/s/
Michael L. Ashner
Chief Executive Officer

AGREED AND ACCEPTED:

APOLLO REAL ESTATE INVESTMENT FUND III, L.P.

By:	Apollo Real Estate Advisors III, L.P.,
its general partner

	By:	Apollo Real Estate Capital Advisors III, Inc.,
its general partner

		By	/s/
Name:
Title:

THE NEWKIRK MASTER LIMITED PARTNERSHIP

By:	MLP GP LLC
its general partner

	By:	Newkirk MLP Corp.
Member

		By	/s/
Name:
Title:

NKT ADVISORS LLC

By		/s/
Name:
Title:

[signatures continued on following page]

VORNADO REALTY TRUST

By	/s/
Name:
Title:

VNK CORP.

By	/s/
Name:
Title:

VORNADO NEWKIRK LLC

By	/s/
Name:
Title:

VORNADO MLP GP LLC

By	/s/
Name:
Title:

WEM BRYNMAWR ASSOCIATES LLC

By	/s/
Name:
Title:

FOR PURPOSES OF PARAGRAPH 3 ONLY:

/s/
Michael L. Ashner

Schedule 1

Apollo Real Estate Investment Fund III, L.P.

60 Columbus Circle
20th Floor
New York, New York 10023

Attn:  Lee Neibart

The Newkirk Master Limited Partnership

7 Bulfinch Place

Suite 500

Boston, Massachusetts 02114

Attn:  Ms. Carolyn Tiffany

NKT Advisors LLC

Two Jericho Plaza

Wing A

Jericho, New York 11753

Attn:       Michael L. Ashner

Vornado Realty Trust

Vornado MLP GP LLC

VNK Corp.

Vornado Newkirk LLC

888 Seventh Avenue

New York, New York 10019

Attn:  Clifford Broser

WEM-Brynmawr Associates LLC

Two Jericho Plaza

Wing A

Jericho, New York 11753

Attn:       Michael L. Ashner

Schedule 2

First Union shall deliver to Vornado, at such times as may reasonably be requested by Vornado (but in any event no less frequently than on a quarterly basis), a certificate or certificates signed by an authorized officer of First Union to the effect that First Union has complied with the asset and income tests set forth in Section 856 of the Code, and that such officer anticipates that First Union will continue to comply with such requirements.  In addition, First Union shall cooperate with Vornado, including, without limitation, by providing information and documents in its control relating to the income and assets of First Union at such times as may be reasonably requested by Vornado, even if Vornado at such time no longer holds an interest in First Union, in addressing issues raised by any taxing authority in any audit or similar proceeding that relates to or arises out of Vornado’s investment in First Union.  Vornado shall reimburse First Union for any increased out of pocket costs attributable to providing the certifications and information described in this paragraph to Vornado.  First Union shall give Vornado at least sixty days advance notice of any determination by First Union to elect to cease to be treated as REIT for federal income tax purposes.

Schedule 3

For purposes of this Schedule, the following terms shall the meanings ascribed to them below:

“Excluded Securities” shall mean securities that are considered “real estate assets” within the meaning of Section 856(c)(5) of the Code; U.S. Government securities; equity securities of an entity treated as a partnership, or disregarded as an entity, for federal income tax purposes; securities described in Section 856(m) of the Code; and securities of a corporation for which such corporation, the Corporation and Vornado agree to make an election to be treated as a “taxable REIT subsidiary” under Section 856(l) of the Code.

“General REIT Rule” shall mean that the Corporation and the MLP Entities shall be operated and managed so as not to cause the Corporation to fail to maintain its qualification as a REIT.

“Corporation” shall mean Newkirk Realty, Inc., a Maryland corporation.

“MLP” shall mean The Newkirk Master Limited Partnership, a Delaware limited partnership, and its successors.

“MLP Entities” shall mean, collectively, the MLP and its respective subsidiaries and individually, any of the foregoing (an single such entity, an MLP Entity”).

“Restriction Period” shall mean the period commencing on the date hereof and ending sixty business days after the date on which Vornado first receives notice from the Corporation that its aggregate direct or indirect (whether through or by attribution from another entity) ownership of the Corporation and the MLP represents less than two percent (2%) of the value of the MLP; provided, however, that such sixty business day period shall be extended by the number of days, if any, that Vornado has been prevented by the Corporation (including but not limited to the Corporation’s delivery to Vornado of a notice pursuant to section 2(d) or 5(l) of the Registration Rights Agreement between Vornado and the Corporation) from disposing of its common stock pursuant to an effective “resale” registration statement.

“Vornado” shall mean shall mean each of (i) Vornado Realty L.P., a Delaware limited partnership, (ii) Vornado Realty Trust, a Maryland real estate investment trust, and (iii) any affiliate of Vornado Realty L.P.

The parties hereto agree that the following covenants shall apply for all taxable years of the Corporation or any MLP Entity during the Restriction Period:

1.   Operation in Accordance with REIT Requirements.

The Corporation shall and shall manage and operate the MLP Entities so as to cause each of the MLP Entities to (1) be in compliance with the Specified REIT Rules and (2) be in compliance with the General REIT Rule.  Each of the Corporation and the MLP agrees, for the benefit of Vornado, that the Corporation shall not and shall cause the MLP to not act, directly or indirectly, in any manner that would result in violation of any of clauses (a) through (h) and clauses (i) below (such provisions, as the same shall be deemed to be revised or supplemented from time to time to reflect changes in applicable laws, the “Specified REIT Rules”).

(a)                           Not more than 25 percent of the gross income of the Corporation and the MLP Entities allocable (for purposes of Section 856(c)(3) of the Code) to Vornado for any taxable year shall fail to qualify as one of the following:

(i)            “rents from real property” within the meaning of Section 856(d) of the Code,

(ii)           interest on obligations secured by mortgages on real property or on interests in real property, provided, however, if Vornado has agreed that any MLP Entity may retain a note that is not secured by real property or interests in real property, interest on such note shall be excluded for purposes of this clause (a),

(iii)          gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) that is not described in Section 1221(a)(l) of the Code,

(iv)          dividends or other distributions on, and gain (other than gain from “prohibited transactions”, as defined in Section 857(b)(6) of the Code) from the sale or other disposition of transferable shares in qualifying real estate investment trusts (“REITs”), or

(v)           amounts described in Section 856(c)(3)(E) through 856(c)(3)(I) of the Code.

(b)                           Not more than 5 percent of the gross income of the Corporation and the MLP Entities allocable (for purposes of Section 856(c)(2) of the Code) to Vornado for any such taxable year shall fail to qualify as one of the following:

(i)            the items of income described in clause (a) of this Section 1,

(ii)           gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(l) of the Code,

(iii)          interest, within the meaning of Section 856(c)(2), or

(iv)          dividends, within the meaning the meaning of Section 856(c)(2).

Except to the extent provided by Treasury Regulations, income from a hedging transaction (as defined in clause (ii) or (iii) of Section 1221(b)(2)(A) of the Code) which is clearly identified pursuant to Section 1221(a)(7), including gain from the sale or disposition of such a transaction, shall not constitute gross income under this subsection (b) to the extent that the transaction hedges any indebtedness incurred or to be incurred to acquire or carry real estate assets (within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code).

(c)                           As of the close of each quarter of each such taxable year, not more than 25 percent of the total assets of the Corporation and the MLP Entities (for purposes of Section 856(c)(4) of the Code) allocable to Vornado would fail to qualify as one of the following (subject to any applicable grace period permitted by statute or regulation):

(i)            real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code,

(ii)           cash and cash items (including receivables which arise in the ordinary course of the any MLP Entity’s operations, but not including receivables purchased from another person), or

(iii)          U.S. Government securities.

(d)                           Neither the Corporation nor any MLP Entity shall own, directly or indirectly, securities (other than Excluded Securities) if, for purposes of Section 856(c)(4)(B)(iii), the Corporation or any MLP Entity would be considered to own (a) more than 43% of the total voting power of the outstanding securities of any one issuer, or (b) more than 43% of the total value of the outstanding securities of any one issuer.  Not more than 5% of the value of the total assets of the Corporation or the MLP Entities will be represented by securities (other than Excluded Securities) of any one issuer.

(e)                           Neither the Corporation nor any MLP Entity shall hold, directly or indirectly (as determined for purposes of Section 857(b)(6) of the Code) any (i) stock in trade or other property of a kind that would properly be includable in inventory at hand at the close of a taxable year or (ii) property held primarily for sale to customers in the ordinary course of a trade or business.

(f)                            Neither the Corporation nor any MLP Entity shall hold, directly or indirectly (as determined for purposes of Section 860E of the Code), other than through a Taxable REIT subsidiary of the Corporation, any REMIC residual interests.

(g)                           No later than five days after the date hereof, the Corporation shall provide a list to Vornado of each entity that the Corporation or any MLP Entity, and any entity that is treated as a partnership for federal income tax purposes in which any MLP Entity holds, or is treated as holding an interest, is both (i) utilizing to provide services to tenants or with respect to the properties in which any MLP Entity owns a direct or indirect interest, and (ii) treating as an “independent contractor”, within the meaning of Section 856(d)(3) of the Code and Treasury Regulations Section 1.856-4(b)(5)(iii), for purposes of determining compliance with the agreements set forth in clauses (a) and (b) of this Section 1.  No MLP Entity shall use any entities other than those listed on such list to provide such services, except as specified in the next sentence.  The Corporation may add entities to such list from time to time by notice to Vornado; provided, however, that if such notice is delivered at time when Vornado owns securities in such entity or has otherwise entered into an arrangement causing Vornado to derive income from such entity, then, subject to the following proviso, such entity shall not be added to the list; provided further that if such notice is given at a time in which (x) Vornado is engaged in active discussions with such entity regarding an arrangement described above or (y) Vornado owns securities of such entity with a fair market value of less than $1,000,000, then, in each case, the parties shall jointly determine in good faith, based on the parties’

relative economic interests and REIT qualification interests with respect to any such entity, whether Vornado shall enter into such arrangement (in the case of clause (x)) or whether Vornado shall dispose of such securities (in the case of clause (y)).

(h)                           The Corporation shall deliver to Vornado, at such times as may reasonably be requested by Vornado (but in any event no less frequently than on a quarterly basis), a certificate or certificates signed by an authorized officer of the Corporation to the effect that the Corporation and the MLP Entities have complied with the agreements set forth in this schedule, and that such officer anticipates that the Corporation and the MLP Entities will continue to comply with such agreements.  In addition, the Corporation shall cooperate with Vornado, including, without limitation, by providing information and documents in Corporation’s or any MLP Entities control relating to the income and assets of the Corporation and the MLP Entities at such times as may be reasonably requested by Vornado, even if Vornado at such time no longer holds an interest in any such entity, in addressing issues raised by any taxing authority in any audit or similar proceeding that relates to or arises out of Vornado’s investment in the Corporation or any MLP Entity.  The Corporation shall retain Deloitte & Touche LLP, or such other national recognized accounting firm reasonably acceptable to Vornado to prepare the certifications and information described in this subsection (i).  The Corporation shall cause nationally recognized tax counsel to prepare and deliver to Vornado’s counsel, at such times as Vornado shall reasonably request, an opinion to the effect that the Corporation has been organized in conformity with the requirements for qualification as a REIT under the Code, its manner of operations has enabled it to satisfy the requirements for qualification as a REIT for taxable years ending on or prior to the date of such opinion and its proposed method of operations will enable it to satisfy the current requirements for qualification and taxation as a REIT for subsequent taxable years.  In issuing such opinion, such counsel shall be entitled to rely on customary representations from the Corporation and its affiliates.  Vornado shall reimburse the Corporation and the MLP Entities for any increased out of pocket costs of the Corporation or the MLP Entities attributable to providing the opinions, certifications and information described in this subsection (h) to Vornado.  The Corporation shall give Vornado at least 60 days advance notice of any determination by the Corporation to elect to cease to be treated as REIT for federal income tax purposes.

(i)                            Without the prior written consent of Vornado, neither the Corporation nor the MLP Entity will, directly or indirectly, acquire securities of, or otherwise enter into an arrangement causing the Corporation or any MLP Entity to derive income from, a person identified on in a notice described below that Vornado actually treats as an “independent contractor” for purposes of Section 856 of the Code.  Vornado shall provide a written notice listing such persons no later than five days after the date hereof.  In addition, Vornado may add entities to such list from time to time by notice to the Corporation; provided, however, that if such notice is delivered at time when the Corporation or an MLP Entity owns securities in such entity or has otherwise entered into any arrangement described above, then, subject to the following proviso, such entity shall not be added to the list; provided further that if such notice is given at a time in which (x) the Corporation or any MLP Entity is engaged in active discussions with such entity regarding an arrangement described or (y) the Corporation and the MLP Entities own securities of such entity with a fair market value of less than $1,000,000, then, in each case, the parties shall jointly determine in good faith, based on the parties’ relative economic interests and REIT qualification interests with respect to any such entity, whether the Corporation or such MLP Entity shall enter into such arrangement (in the case of clause (x)) or whether the Corporation and the MLP Entities shall dispose of such securities (in the case of clause (y)).

(j)                            For purposes of the above covenants:

(i)            Gross income will be treated as described in a particular subsection or paragraph of Section 856 of the Code, only if such gross income may properly be so treated by Vornado.

(ii)           “Interest” excludes any interest received or accrued, directly or indirectly, where the determination of the amount of interest depends on the income or profits of any person, except where interest is based on a fixed percentage or percentages of receipts or sales (within the meaning of Section 856(f)(1)(A) of the Code).

(l)            No taxable REIT subsidiary of the Corporation shall, directly or indirectly, operate property as a lodging facility (within the meaning of Section 856(d)(9)(D)(ii) of the Code) or a health care facility (within the meaning of Section 856(e)(6)(D)(ii)).

(k)           No later than five days after the date hereof, Vornado shall provide the Corporation a list of persons with respect to which rent received by Vornado would be described in Section 856(d)(2)(B) of the Code, and neither the Corporation nor any of the MLP Entities shall lease any property or otherwise receive rents (as described above) from any entity on such list.  Vornado may update such schedule by notice to the Corporation from time to time, and neither the Corporation nor any MLP Entity shall lease any property or otherwise receive rents (as described above) from any entity in such a notice, except to the extent that the Corporation or any MLP Entities has a preexisting contractual relationship with such entity at the time such notice is received; provided, however, that if Vornado provides such notice at a time when the Corporation or any MLP Entity is engaged in active discussions with such entity regarding a potential lease with any such entity, then the parties shall jointly determine in good faith, based on the parties’ relative economic interests and REIT qualification interests with respect to any such entity, whether the Corporation or such MLP Entity shall enter into such arrangement.  Upon request from Vornado, the Corporation shall provide Vornado a list of the current tenants of the Corporation and the MLP Entities and the rents attributable thereto.

(l)            For purposes of Section 15.11 of the partnership agreement of the MLP, the term “REIT Partner” shall not refer to Vornado.  If section references in such partnership agreement change between the date hereof and the effective date of the partnership agreement, this provision shall be read as applying to the appropriate corresponding section.

2.   Publicly Traded Partnership

(a)           The Corporation shall manage and control the MLP such that interests in the MLP are not traded on an “established securities market” as defined in Treas. Reg. § 1.7704-1(b).

(b)           During each tax year of the MLP, the sum of the percentage interests in MLP capital or profits transferred (other than transfers described in any of paragraphs (e), (f) and (g) of Treas. Reg. § 1.7704-1 or as to which the MLP has received an opinion of counsel of recognized standing concluding that the transfers will not cause the MLP to be treated as a publicly traded partnership within the meaning of Section 7704(b) of the Code) shall not exceed 2 percent of the total interests in the MLP’s capital or profits and the MLP shall take all actions reasonably available to it to avoid treatment of the MLP as a publicly traded partnership within the meaning of Section 7704(b) of the Code.  For purposes of this representation, the percentage interests in the MLP’s capital and profits shall be determined in accordance with Treas. Reg. § 1.7704-1(k).

(c)           The MLP believes that it is not a publicly traded partnership within the meaning of Section 7704(b) of the Code and has not reported or taken a position with the Internal Revenue Service or its partners that the MLP is a publicly traded partnership within the meaning of Section 7704(b) of the Code.

3.   Remedies

If either the Corporation or any of the MLP Entities fails to satisfy its obligations under this Agreement and, as a result of such failure, Vornado (1) fails to maintain its qualification as a REIT or (2) otherwise incurs any liability for any tax, penalty or similar charges), the Corporation and the MLP Entities shall indemnify Vornado for all losses, damages, liabilities, costs and expenses (including, without limitation, the loss of any deduction or other tax benefit) attributable to such failure, including without limitation, the loss of REIT status.